Exhibit 99.1

Urigen N.A., Inc. Completes Reverse Merger With Valentis, Inc.

BURLINGAME, Calif. July 16, 2007 --(BUSINESS WIRE)-- Urigen N.A., Inc., a specialty pharmaceutical company focused on the development of treatments for urological disorders, has successfully completed its reverse merger into Valentis, Inc. on July 13, 2007. As a result, the Company plans to change its name to Urigen Pharmaceuticals, Inc. However, until such event unfolds, the Company will continue to trade on the Bulletin Board under the Valentis Inc. symbol (VLTS).

"We are pleased to have established Urigen as a publicly traded specialty pharmaceutical company focusing on urological disorders," said William Garner, Urigen's Chief Executive Officer. "Our management team continues to successfully execute our business plan and we look forward to routinely communicating our progress to our shareholders."

About Urigen N.A., Inc.

Urigen N.A. is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's two lead programs target significant unmet medical needs and major market opportunities in urology. Urigen's URG101 project targets chronic pelvic pain of bladder origin, which affects approximately 10.5 million men and women in North America. Urigen's URG301 project targets acute urgency in patients diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. URG301 is a proprietary dosage form of an approved drug that is locally delivered to control urinary urgency. For further information, please visit Urigen's website at http://www.urigen.com.

Forward-Looking Statement

This press release may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Urigen has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Given these risks and uncertainties, investors and securityholders are cautioned not to place undue reliance on such forward-looking statements. Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

Contact:

Urigen N.A., Inc.
Martin E. Shmagin, 650-259-0239
Chief Financial Officer
www.urigen.com
or
The Investor Relations Group
Investor Relations:
Adam Holdsworth/Rachel Colgate
212-825-3210